EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 2, 2024 with respect to the statements of condition including the related portfolio schedules of Dividend Sustainability Portfolio 2024-1, International Dividend Sustainability Portfolio 2024-1 and Global Dividend Sustainability Portfolio 2024-1 (included in Invesco Unit Trusts, Series 2342) as of February 2, 2024 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-276084) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 2, 2024